Exhibit 5.2

Richard G. Schmalzl Partner Direct: (513) 629-2828 rschmalzl@graydon.law	April 27, 2017

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

We have acted as Ohio counsel to Fifth Third Bancorp, an Ohio corporation (the “Corporation”), in connection with the Corporation’s offer to rescind (the “Rescission Offer”) sales of up to 724,240 shares of the Corporation’s common stock, without par value (the “Common Stock”) made in connection with the Corporation’s Amended and Restated 1993 Employee Stock Purchase Plan (the “ESP Plan”), during the time period November 6, 2015 through November 8, 2016 (the “Purchase Period”). The Corporation previously has filed Registration Statement No. 333-210429 on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), pursuant to which the Common Stock in the Rescission Offer will be issued.

As counsel for the Corporation, we have examined such corporate records, certificates, documents and matters of law as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to statements of the officers of the Corporation and certificates of public officials, we have assumed the same to have been properly given and accurate.

Based upon such examination and the assumptions set forth herein, we are of the opinion that the shares of Common Stock issued under the ESP Plan during the Purchase Period were duly authorized, validly issued, fully paid, and nonassessable at the time of issuance.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Ohio. We are expressing no opinion as to any other laws, statutes, rules, regulations, or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus Supplement and Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

GRAYDON HEAD & RITCHEY LLP

Richard G. Schmalzl, Partner